Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION OF IMMIX BIOPHARMA, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Immix Biopharma, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Immix Biopharma, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on January 7, 2014, under the name Immix Biopharma, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

I.

The name of this Corporation is Immix Biopharma, Inc. (the “Corporation”).

II.

The address of the Corporation’s registered office in the State of Delaware is 3500 South DuPont Hwy, Dover, Delaware 19901, County of Kent. The name of the registered agent of the Corporation at such address is GKL Registered Agents, Inc.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

Effective immediately upon the filing of this Second Amended and Restated Certificate of Incorporation (i) each four (4) issued and outstanding shares of Common Stock shall be automatically and without any action on the part of the respective holders thereof, be reconstituted and converted into one (1) share of issued and outstanding shares of Common Stock and (ii) each four (4) shares of Common Stock issuable pursuant any outstanding option or other Common Stock purchase right, if any, shall be automatically and without any action on the part of the respective holders thereof, be reconstituted and converted into one (1) share of Common Stock, as applicable (collectively, the “Reverse Stock Split”). Unless otherwise specifically noted in this Second Amended and Restated Certificate of Incorporation, all share numbers and prices per share have been adjusted to reflect the Reverse Stock Split.

V.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 20,000,000, of which all 20,000,000 shares shall have a par value of$0.0001 per share, and be designated “Common Stock.” The Common Stock shall be divided into two series to be designated “Series A Common Stock” and “Series B Common Stock,” respectively. The number of shares of Series A Common Stock the Corporation is authorized to issue is 16,000,000 and the number of shares of Series B Common Stock the Corporation is authorized to issue is 4,000,000.

VI.

The Series A Common Stock and Series B Common Stock shall be identical in all respects and shall have equal rights, preferences, privileges and restrictions, except as otherwise stated in this Article VI.

A Voting. In any matter as to which the holders of common stock shall be entitled to vote pursuant to the General Corporation Law of the State of Delaware, each share of issued and outstanding Series A Common Stock shall be entitled to vote. The holders of Series B Common Stock shall not be entitled to vote with respect to matters related to the Corporation, subject only to the requirements of the General Corporation Law of the State of Delaware.

B Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects other than those listed above. No dividend shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except as may otherwise be provided by law, the holders of Common Stock shall have all other rights of a stockholder.

VII.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

VIII.

The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

IX.

The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

X.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

XI.

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same exists or as may hereafter be amended and supplemented from time to time, indemnify any and all directors and officers whom it shall have the power to indemnify under said Section 145 from and against any and all of the expenses, liabilities, or other matters referred to or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such a person. To the fullest extent permitted by Delaware law, as it may be amended and supplemented from time to time, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

XII.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

* * *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 4th day of May, 2021.

By:	/s/ Ilya Rachman
Name:	Ilya Rachman
Title:	Chief Executive Officer

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